Exhibit 99.1

Ascent Solar Receives Transfer of Contracts

LITTLETON, Colo.—(BUSINESS WIRE)—Ascent Solar Technologies, Inc. (“Ascent Solar”) (NASDAQ:ASTI) (BSE:AKC) announced today that it has successfully completed the novation, or transfer, of approximately $3.5 million in government funded research and development (R&D) contracts from ITN Energy Systems Inc. (“ITN”). The various contracts are being performed for U.S. government customers that include the Air Force Research Laboratory, and the National Aeronautics and Space Administration.  In addition to approximately $1.6 million in remaining firm revenues to be provided under the transferred contracts, the key scientists, engineers, and process technicians responsible for performing the contracts have also been transferred from ITN to become full-time Ascent Solar employees.  Ascent Solar also amended its sublease agreement with ITN to include an additional 4,331 sq. feet at their existing location to accommodate this activity.  The monthly rent expense was increased by $5,214 per month for the additional space. As before, Ascent Solar is responsible for payment of pass-through expenses such as property taxes, insurance, water and utilities.

Ascent Solar was formed in October 2005 by ITN to commercialize certain thin film photovoltaic technology for space, near-space, and terrestrial applications.  In January 2006, ITN transferred its CIGS photovoltaic intellectual property to Ascent Solar and in July of last year, Ascent Solar completed a $16.5 million initial public offering to establish an initial production plant at its facilities in Littleton, Colorado.  Novating the ongoing research and development programs to Ascent Solar required additional time to facilitate the necessary approvals from the Defense Contractor Management Agency which oversees the programs, defense contractor accounting systems and contractor business operations related to government funded activities.

Ascent Solar Chief Technical Officer Dr. Joseph Armstrong stated “Transitioning this group of key individuals and novating the contracts to AST are consistent with our previously-stated business goals. While at ITN, our team consistently succeeded at winning and performing on government and other externally funded programs that have totaled over $60M since 1995. The government funded research and development contracts enable us to significantly leverage external funding sources to pioneer leading edge technology developments that have direct application to our commercial markets. Bringing this world-class talent together again within Ascent Solar, in conjunction with our existing R&D and prototype roll-to-roll manufacturing capabilities, as well as the establishment of our initial manufacturing plant later this year, provides us a unique competitive advantage over other thin film companies pursuing next generation flexible CIGS photovoltaics. We have already demonstrated device, cell level and monolithically integrated module prototypes and roll-to-roll manufacturing capabilities for our planned thin film products on plastic substrates. The novated contracts represent advanced processing technologies that will augment our initial product manufacturing, as well as provide the seeds for several generations of products yet to come with the potential of reaching 20% efficiencies or more. In addition, these activities complement our in-house activities that offer the promise of lowering manufacturing cost to less than one dollar per watt at the module level for terrestrial applications.”

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contacts

PR Financial Marketing LLC
Jim Blackman, 713-256-0369 (Investor Relations)
jimblackman@prfinancialmarketing.com

or

Media Contact:
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303
kellybrandner@msn.com